Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Amended Registration Statement of Community Financial Shares, Inc. on Form S-1/A (Registration Statement No. 333-190679) of our report dated March 28, 2014, on our audits of the consolidated financial statements of Community Financial Shares, Inc. as of December 31, 2013 and 2012 and for the years then ended, which report is included in the Annual Report on Form 10-K of Community Financial Shares, Inc. for the year ended December 31, 2013. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

May 2, 2014